UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 2, 2011

STEELE RESOURCES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-143970	75-3232682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3081 Alhambra Drive, Suite 208 Cameron Park, California	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 672-6225

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Reverse Split of Registrant’s Outstanding Stock

On May 2, 2011 the Company’s outstanding common stock was consolidated pursuant to a  1-for-3 reverse stock split. As a result of the reverse stock split the Company’s outstanding common shares changed from 101,633,334 to approximately 33,877,778 and its number of authorized shares of common stock reduced from 900 million to 300 million shares. Any fractional shares resulting from the reverse stock split are to be rounded-up to the next whole share. The new CUSIP number for the post-split shares is 858203 201.

Stockholders are not required to exchange their existing stock certificates for new post-split stock certificates but may do so by submitting their stock certificate(s) to Island Stock Transfer Inc. (the Company’s stock transfer agent).  Stockholders not wishing to have new stock certificates issued, may retain their existing share certificates. At such time as the share certificate(s) is submitted for transfer upon sale, a new post-split share certificate will be issued to the buyer.

For the next 20 days the Company’s trading symbol (“SELR”) will carry a “D” reflecting the shares traded as post-split shares.

Item 5.03  Amendment to Articles of Incorporation

The Company filed a Certificate of Change with the Nevada Secretary of State reflecting the 1-for-3 reverse stock split which became effective on May 2, 2011. The Certificate of Change also reflects the reduction in the number of authorized shares of common stock to 300,000,000.

Item 9.01  Financial Statements and Exhibits

(d)      Exhibits

Exhibit Number	Description
3.1.5	Certificate of Change to the Articles of Incorporation effective May 2, 2011.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2011	STEELE RESOURCES CORPORATION

By: /s/ Scott Dockter
A.Scott Dockter, Chief Executive Officer

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